EXHIBIT 10.17.1

ASSIGNMENT OF SALES CONTRACT

FOR VALUE RECEIVED, the undersigned, CRESCENT RESOURCES, LLC, a Georgia limited liability company (the “Assignor”), hereby transfers and assigns unto GGT CRESCENT CROSSTOWN FL VENTURE, LLC, a Delaware limited liability company, all of the undersigned’s right, title and interest in and to that certain Sales Contract between Assignor, as Buyer and Crosstown Owner LLC, a Florida limited liability company, as Seller, having an Effective Date of March 24, 2011, as same may have been amended through the date hereof (the “Contract”) which Contract was entered into with respect to the sale and purchase of approximately 25.344 acres of land located in Hillsborough County, Florida.

IN WITNESS WHEREOF, the undersigned has caused this Assignment of Sales Contract to be duly executed, sealed and delivered this 27th day of March, 2012.

CRESCENT RESOURCES, LLC, a Georgia limited liability company

By:	/s/ Brian J. Natwick
Brian J. Natwick,
President, Multifamily Division